EXHIBIT (iii)-(10)(h)

PITNEY BOWES INC.
DEFERRED INCENTIVE SAVINGS PLAN

AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2009

This document constitute part of a prospectus covering securities that have been registered under the Securities Act of 1933.

ADOPTED BY EMPLOYEE BENEFITS COMMITTEE DECEMBER 23, 2008

ARTICLE I
Establishment and Purpose	110

ARTICLE II
Definitions	110

ARTICLE III
Eligibility and Participation	114

ARTICLE IV
Deferrals	115

ARTICLE V
Company Contributions	117

ARTICLE VI
Benefits	117

ARTICLE VII
Modifications to Payment Schedules	119

ARTICLE VIII
Valuation of Account Balances; Investments	119

ARTICLE IX
Administration	120

ARTICLE X
Amendment and Termination	122

ARTICLE XI
Informal Funding	122

ARTICLE XII
General Provisions	122

ARTICLE I
Establishment and Purpose

Pitney Bowes Inc. (the “Company”) hereby amends and restates the Pitney Bowes Inc. Deferred Incentive Savings Plan (the “Plan”), effective January 1, 2009. This amendment and restatement applies only to amounts deferred under the Plan on or after January 1, 2005, and to amounts deferred prior to January 1, 2005 that were not vested as of December 31, 2004. From January 1, 2005 through December 31, 2008 the Plan was administered in good faith compliance with the requirements of Code Section 409A, the Treasury Regulations and official notices and pronouncements thereunder. Amounts deferred under the Plan prior to January 1, 2005 that were vested as of December 31, 2004 (the “Grandfathered Accounts”) shall be subject to the provisions of the Plan as in effect on October 3, 2004, as the same may be amended from time to time by the Company without material modification, it being expressly intended that such Grandfathered Accounts are to remain exempt from the requirements of Code Section 409A. The plan governing pre-2005 deferrals in the Grandfathered Account shall be renamed the Pitney Bowes Inc. Deferred Incentive Savings Plan for Pre-2005 Deferrals (“Grandfathered Plan”) and is attached for reference purposes as Appendix A. However, Articles III (Administration), IX (Beneficiary Designation), X (Amendment and Termination), and XI (Miscellaneous) of the Grandfathered Plan shall be superceded and supplanted by the corresponding provisions in this Plan.

The purpose of the Plan is to attract and retain key employees by providing them with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer shall remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.

ARTICLE II
Definitions

2.1

Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.

2.4	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.5

Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.

A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

2.6	Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.

2.7

Change of Control. Change of Control shall be deemed to have occurred if the definition for Change of Control under the Pitney Bowes Senior Executive Severance Policy has been met, as that definition is amended from time to time.

At the time of the Plan Restatement, the definition of Change of Control under the Senior Executive Severance Policy is as follows:

“Change of Control” shall be deemed to have occurred if:

(i) there is an acquisition, in any one transaction or a series of transactions, other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or

(ii) individuals who, as of the Restatement Effective Date, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Restatement Effective Date, whose election, or nomination for election by Pitney Bowes’ shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Pitney Bowes Inc. (as such terms are used in Rule 14(a)(11) or Regulation 14A promulgated under the Exchange Act); or

(iii) there occurs either (A) the consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such reorganization, merger, consolidation or sale or other disposition do not, following such reorganization, merger, consolidation, or sale or other disposition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation, or sale or other disposition or (B) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation or dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.

The determination as to the occurrence of a Change of Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.8	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.9	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11

Committee. Committee means the Executive Committee and the other committees to which it has delegated authority. The Executive Committee has delegated to the Employee Benefits Committee and the Trust Investment Committee certain authority over the Company’s benefit plans, including this Plan, as described and enumerated in the respective charters of the Employee Benefits Committee and the Trust Investment Committee. The Employee Benefits Committee under its charter may further delegate its authority to administer and review claims made under the Company’s benefit plans, including this Plan, to an Appeals Committee (see Article XII) as it deems prudent and reasonable. The Executive Committee reserves the right under this Plan to review all claims and appeals made by executives in compensation Bands H and above.

2.12	Company. Company means Pitney Bowes, Inc, and its Affiliates.

2.13

Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.14	Company Stock. Company Stock means phantom shares of common stock issued by Pitney Bowes Inc.

2.15

Compensation. Compensation means a Participant’s base salary, bonus, cash incentive unit payment, sign-on bonus, retention pay, commission and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A. The Committee, from time to time, may determine which compensation awards are eligible for deferral.

2.16

Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. In its sole discretion, the Committee may establish administrative rules from time to time regarding different deferral amounts for each component of Compensation, a minimum or maximum deferral amount for each such component or other rules deemed by the Committee to be necessary for the orderly and efficient administration of this Plan. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.17	Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.18

Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but may be reduced by rules established by the Committee as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

2.19	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VIII.

2.20	Effective Date. Effective Date means January 1, 2009.

2.21

Eligible Employee. Eligible Employee means: (i) a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.

2.22	Employee. Employee means a common-law employee of an Employer.

2.23	Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.

2.24	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.25	Executive Committee. Executive Committee means the Executive Compensation Committee of the Board of Directors of Pitney Bowes Inc.

2.26

Fiscal Year Compensation. Fiscal Year Compensation means Compensation earned during one or more consecutive fiscal years of a Participating Employer, all of which is paid after the last day of such fiscal year or years.

2.27	Grandfathered Account. Grandfathered Account means amounts deferred under the Grandfathered Plan prior to January 1, 2005 that were vested as of December 31, 2004.

2.28

Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.29	Participating Employer. Participating Employer means the Company and each Adopting Employer.

2.30	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.31

Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance and as determined by the Committee from time to time.

2.32

Plan. Generally, the term Plan means the “Pitney Bowes Inc. Deferred Incentive Savings Plan” (sometimes referred to the DISP) as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.33	Plan Year. Plan Year means January 1 through December 31.

2.34	Retirement. Retirement means a Participant’s Separation from Service after attainment of age 55.

2.35	Retirement Benefit. Retirement Benefit means the benefit payable to a Participant under the Plan following the Retirement of the Participant.

2.36

Retirement/Termination Account. Retirement/Termination Account means an Account established by the Committee to record the amounts payable to a Participant that have not been allocated to a Specified Date Account. Unless the Participant has established a Specified Date Account, all Deferrals and Company Contributions shall be allocated to a Retirement/Termination Account on behalf of the Participant.

2.37	Separation Benefit. Termination Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service prior to Retirement.

2.38

Separation from Service. An Employee incurs a Separation from Service upon termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to below 50% of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months) disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.23 of the Plan, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

2.39

Specified Date Account. A Specified Date Account means an Account established pursuant to Section 4.3 that will be paid (or that will commence to be paid) at a future date as specified in the Participant’s Compensation Deferral Agreement. The Committee may limit the number of Specified Date Accounts. A Specified Date Account may be identified also as an “In-Service Account”.

2.40	Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(c).

2.41

Specified Employee. Specified Employee means an Employee who is a “Key Employee” under section 409A of the Code as determined by the Committee in accordance with its procedures developed pursuant to section 409A of the Code and regulations promulgated thereunder.

2.42

Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.43

Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

2.44	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture shall have the meaning specified in Treas. Reg. Section 1.409A-1(d).

2.45

Unforeseeable Emergency. An Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152(a)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee. Determination of an Unforeseeable Emergency under these rules shall be made in the sole discretion of the Committee in accordance with the rules under section 409A of the Code.

2.46	Valuation Date. Valuation Date shall mean each Business Day.

2.47	Year of Service. A Year of Service shall mean each 12-month period of continuous service with the Employer.

ARTICLE III
Eligibility and Participation

3.1

Eligibility and Participation. An Eligible Employee becomes eligible to participate in the Plan upon receipt of a specific written notification of eligibility to participate from the Company. An Eligible Employee is eligible to defer Compensation if the Eligible Employee submits a timely Compensation Deferral Agreement and if the Eligible Employee is an Employee on the date the Compensation would otherwise have been paid but for the deferral election. An Eligible Employee becomes a Participant upon the earlier to occur of (i) a credit of Company Contributions under Article V or (ii) a Compensation Deferral by the Employee.

3.2

Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Compensation under the Plan but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from

Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE IV
Deferrals

4.1	Deferral Elections, Generally.

(a)

A Participant shall submit a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b)

Subject to rules established by the Committee during the applicable enrollment period, the Participant shall specify on his or her Compensation Deferral Agreement whether to allocate Deferrals to a Retirement/Termination Account or to a Specified Date Account. If no designation is made, all Deferrals shall be allocated to the Retirement/Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Participant’s Accounts shall be paid in a lump sum upon either the Participant’s Retirement/Termination or on the Specified Date as the case may be.

4.2	Timing Requirements for Compensation Deferral Agreements.

(a)

First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, he or she has up to 30 days following his initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7). An Eligible Employee may file a Compensation Deferral Agreement only after being notified in writing by the Company of his or her Eligibility under the Plan.

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b)

Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c)

Performance-Based Compensation. Subject to Committee approval, Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

(i)

the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

		(ii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or upon a change of control (as determined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

(d)

Fiscal Year Compensation. Subject to Committee approval, a Participant may defer Fiscal Year Compensation by filing a Compensation Deferral Agreement prior to the first day of the fiscal year or years in which such Fiscal Year Compensation is earned. The Compensation Deferral Agreement described in this paragraph becomes irrevocable on the first day of the fiscal year or years to which it applies.

(e)

Short-Term Deferrals. Subject to Committee approval, Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a change of control (as determined in Treas. Reg. Section 1.409A-3(i)(5)).

(f)

Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least twelve months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or upon a change of control (as determined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(g)

Company Awards. Participating Employers may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on or retention pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.

(h)

“Evergreen” Deferral Elections. The Committee, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3

Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Retirement/Termination Account subject to rules determined by the Committee. The Committee may, in its discretion, establish a minimum deferral period for Specified Date Accounts (for example, the third Plan Year following the year Compensation subject to the Compensation Deferral Agreement is earned). The Committee shall determine whether a deferral may be allocated to more than one Specified Date Account or to a Specified Date Account and the Participant’s Retirement/Termination Account.

4.4

Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5	Vesting. Participant Deferrals shall be 100% vested at all times, unless otherwise specified by the Company prior to the deferral being made.

4.6

Cancellation of Deferrals. The Committee shall cancel a Participant’s Deferrals (i) for the balance of the Plan Year in which an Unforeseeable Emergency payment is made, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six-month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months. In the event a Participant receives a voluntary withdrawal from a Grandfathered Account, the Participant shall not be permitted to make Deferrals to the Plan in the Plan Year following the Plan Year in which the withdrawal is made.

ARTICLE V
Company Contributions

5.1

Discretionary Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Participating Employer. The Company shall determine when Company Contributions shall be paid and whether or where the Participant can invest the Company Contributions.

5.2

Vesting. Company Contributions described in Section 5.1, above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Committee or the Company at the time that the Company Contribution is made. Absent the Committee’s or the Company’s designation otherwise, all Company Contributions shall become 100% vested upon the occurrence of the earliest of: (i) the death of the Participant while actively employed; (ii) Retirement of the Participant, or (iii) a Change of Control. The Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.2 shall be forfeited.

ARTICLE VI
Benefits

6.1	Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a)

Retirement Benefit. Upon the Participant’s Separation from Service due to Retirement, he or she shall be entitled to a Retirement Benefit. The Retirement Benefit shall be equal to the vested portion of the Retirement/Termination Account and the vested portion of any Specified Date Accounts that are not yet in pay status. The Retirement Benefit shall be based on the value of that Account as of the end of the month in which Separation from Service occurs. Payment of the Retirement Benefit will be made or begin during the month following the month in which Separation from Service occurs, provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made or begin during the seventh month following the month in which such Separation from Service occurs. If the Retirement Benefit is to be paid in the form of installments, any subsequent installment payments to a Specified Employee will be paid on the anniversary of the date the initial installment was made.

(b)

Separation Benefit. Upon the Participant’s Separation from Service for reasons other than death or Retirement, he or she shall be entitled to a Separation Benefit. The Separation Benefit shall be equal to the vested portion of the Retirement/Termination Account and the vested portion of any unpaid balances in any Specified Date Accounts. The Separation Benefit shall be based on the value of the Retirement/Termination Account as of the end of the month in which Separation from Service occurs. Payment of the Separation Benefit will be made or begin during the month following the month in which Separation from Service occurs, provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made or begin during the seventh month following the month in which such Separation from Service occurs.

(c)

Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that Account as of the end of the month designated by the Participant at the time the Account was established. Payment of the Specified Date Benefit will be made or begin during the month following the designated month. The Committee may allow Participants to designate only the year of deferral and then make all Specified Date elections payable during a Committee-designated month within such year.

(d)

Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of the Retirement/Termination Account and the vested portion of any unpaid balances in any Specified Date Accounts. The Death Benefit shall be based on the value of the Accounts as of the end of the month in which death occurred, with payment made within 90 days of the date of death.

(e)

Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

6.2	Form of Payment.

(a)

Retirement Benefit. A Participant who is entitled to receive a Retirement Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her initial or, to the extent allowed, his or her subsequent Compensation Deferral Agreement to have such benefit paid in one of the following alternative forms of payment (i) substantially equal annual installments over a period of five (5) or ten (10), as elected by the Participant; or (ii) to the extent allowed by the Committee a lump sum payment of a percentage of the balance in the Retirement/Termination Account, with the balance paid in substantially equal annual installments over a period of five (5) or ten (10) as elected by the Participant.

	(b)	Separation Benefit. A Participant who is entitled to receive a Separation Benefit shall receive payment of such benefit in a single lump sum.

(c)

Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum, unless the Committee allows and the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in substantially equal annual installments.

Notwithstanding any election of a form of payment by the Participant, upon a Separation from Service the unpaid balance of a Specified Date Account with respect to which payments have not been made shall be aggregated and paid in accordance with the form of payment applicable to the Retirement Benefit or Termination Benefit, as applicable.

	(d)	Death Benefit. A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum.

(e)

Change of Control. If the Change of Control meets the requirements of section 409A under the Code (“Qualifying Change of Control”), the following applies. A Participant will receive a single lump sum payment equal to the unpaid balance of all of his or her Accounts upon a Separation from Service within 24 months following a Qualifying Change of Control. Subject to the payment rules for Specified Employees under Section 6.1(a)Accounts will be valued as of the last day of the month in which the Separation from Service occurs and payment will be made within 45 days of such Separation from Service. In addition to the foregoing, upon a Qualifying Change of Control, a Participant who has incurred a Separation from Service prior to the Qualifying Change of Control, and any Beneficiary of such Participant who is receiving or is scheduled to receive payments, will receive the balance of all unpaid Accounts in a single lump sum. Accounts will be valued as of the last day of the month following the Qualifying Change of Control and will be paid within 45 days of said Qualifying Change of Control.

(g)

Small Account Balances. Notwithstanding any prior Participant distribution elections, if, on the date the Participant terminates from service or retires, the aggregate of all Participant Accounts upon Separation from Service are $50,000 or less (deemed to be “Small Account Balances”), the vested balance in all Participant Accounts shall be distributed in a lump sum completely liquidating the Participant’s interest in the Plan in the month immediately following the end-of-month Valuation Date.

(h)

Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by

(b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.

For purposes of Article VII, installment payments will be treated as a single form of payment. If a lump sum equal to less than 100% of the Retirement/Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

6.3

Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may accelerate or delay the time of payment to the Participant hereunder, only to the extent the acceleration or delay is permitted under Treas. Reg. Section 1.409A-3(j)(4) or Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

ARTICLE VII
Modifications to Payment Schedules

7.1

Participant’s Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII. The Committee may impose limitations on the number of allowable modifications.

7.2

Time of Election. The date on which a modification election is submitted to the Committee must be at least twelve months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3

Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4	Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.

7.5

Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VIII
Valuation of Account Balances; Investments

8.1

Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the appropriate Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2

Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VIII (“investment allocation”).

8.3

Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time even if such removal requires Participants to re-designate investment choices, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

8.4

Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in percentage increments designated by the

Committee. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

8.5

Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

8.6

Company Stock. The Committee may include Company Stock as one of the investment options described in Section 8.3. The Committee may, in its sole discretion, limit the investment allocation of Company Contributions to Company Stock. The Committee may also require Deferrals consisting of equity-based Compensation to be allocated to Company Stock. The Committee may also restrict investments in Company Stock to certain Participants and specify certain rules and limitations on investment and sale of Company Stock to comply with securities laws.

8.7

Diversification. A Participant may re-allocate an investment in Company Stock into another investment option subject to rules specified by the Committee. The portion of an Account that is invested in Company Stock will be paid under Article VI in the form of whole shares of Company Stock if the form of payment elected is a lump sum. If the Participant elects to be paid with installments, Company Stock will be paid under Article VI in the form of cash.

8.8	Dividend Equivalents. Dividend equivalents with respect to Company Stock will be credited to the applicable Accounts in the form of additional shares or units of Company Stock.

ARTICLE IX
Administration

9.1

Plan Administrator. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in this Article IX. The Executive Compensation Committee of the Company’s Board of Directors reserves the right to review all claims and appeals made by Participants in compensation Band H and above.

9.02

Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel to the Company.

9.03

Claim Procedure. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)

In General. Notice of a denial of benefits will be provided within ninety (90) days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)

Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

(c)

Delegation. The Committee, unless provided otherwise, delegates to either the Company’s legal counsel or appropriate personnel in the Total Rewards Dept. or Employee Service Center to make an initial determination of all claims or controversies arising under the Plan.

9.04

Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Committee. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)

In General. Appeal of a denied benefits claim must be filed in writing with the Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)

Contents of Notice. If a benefits claim is completely or partially denied on appeal, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The decision on appeal shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. All appeals should be addressed to the Committee as follows:

Employee Benefits Committee
Pitney Bowes Pension Restoration Plan
Attn: Committee Secretary and Benefits Counsel
Pitney Bowes Inc. - Legal Dept.
One Elmcroft Road
Stamford, CT 06926

9.05

Exhaustion of Remedies. A participant may not bring any legal action relating to a claim for benefits under the plan unless and until the participant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

9.06

Indemnification. To the fullest extent permitted under Delaware law, the Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

9.07

Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. All benefits shall be made conditional upon the participant’s acknowledgement, in writing or by acceptance of the benefits, that all decisions and determinations of the Committee shall be final and binding on the participant and his spouse, estate and any other person having or claiming an interest under the Plan.

ARTICLE X
Amendment and Termination

10.1

Amendment. Pitney Bowes Inc. by action of its Board of Directors, appropriate Board committee or as delegated to the Employee Benefits Committee, Trust Investment Committee or management may at any time amend or modify this Plan in whole or in part, if in its sole discretion such amendment or modification is deemed necessary or desirable, provided, however, that no amendment shall be effective to decrease the balance in any Account as accrued at the time of such amendment. Amendments necessary to comply with law or to allow the orderly administration of this Plan shall not be considered to be a reduction of previously accrued benefit. Any amendment made to this Plan after a Change of Control, as defined in the Pitney Bowes Senior Executive Severance Policy, or in contemplation of a Change of Control shall not in any way adversely affect the terms and conditions of this Plan as they exist prior to such amendment with respect to benefits vested prior to such amendment.

10.02

Company’s Right to Terminate. The Board of Directors of the Company or the Executive Committee of the Board may at any time terminate the Plan with respect to future allocations to the account. The Board or the Executive Committee may also terminate the Plan in its entirety at any time for any reason, and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

ARTICLE XI
Informal Funding

11.1

General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

11.2

Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII
General Provisions

12.1

Anti-assignment Rule. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

12.2

No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

12.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

12.4	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.5

Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.6

Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

12.7

Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

12.8

Accounts Taxable Under Code Section 409A. This Plan is intended to comply with section 409A of the Code and shall in all respects be administered in accordance with section 409A, including the requirement that payments to a “specified employee” of a publicly traded corporation upon separation from service be delayed for a period of six months after separation from service. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code. All payments to be made upon termination of employment under this Plan may only be made upon “separation from service” under section 409A. In no event may a participant, directly or indirectly, designate the calendar year of a payment, except pursuant to payment elections permitted under section 409A of the Code.

12.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of Connecticut shall govern the construction and administration of the Plan.

APPENDIX A

PITNEY BOWES INC.

DEFERRED INCENTIVE SAVINGS PLAN

FOR PRE-2005 DEFERRALS

As Amended and Restated
Effective January 1, 2003

(Previously amended and Restated Effective January 1, 2000)

(DCPP12)

PITNEY BOWES INC.
DEFERRED INCENTIVE SAVINGS PLAN
(As amended and restated effective as of January 1, 2003)

ARTICLE I

INTRODUCTION

                    The purpose of the Pitney Bowes Inc. Deferred Incentive Savings Plan (hereinafter referred to as the “Plan”) is to aid Pitney Bowes Inc. and its subsidiaries in retaining and attracting executive employees by providing them with savings and tax deferral opportunities. The Plan first became effective for deferral elections made hereunder on or after September 9, 1996. The Plan has been amended and restated from time to time. The Plan was amended and restated to incorporate previous amendments and to make additional changes, effective for deferral elections made hereunder on or after January 1, 2000. The Plan was further amended and restated to incorporate amendments and clarifications effective for deferral elections made hereunder on or after November 1, 2002. Participants who made a deferral election and incurred a Termination of Employment or Disability, entered Retirement or died prior to the effective date of any amendments shall have their deferrals and distributions governed by the terms of the Plan in effect prior to the effective date of any amendments. Effective the effective date of any amendments, the term “PBC” will no longer be used to describe the annual incentive compensation deferred under the Plan. Instead, annual incentive compensation will be known as Pitney Bowes Incentive Program.

ARTICLE II

DEFINITIONS

                    For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

                    Section 2.01 Account. “Account” means the bookkeeping account(s) established on the books of the Company by the Administrative Committee on behalf of the Participant comprised of the Deferral Account and the Gain Share Account. Accounts and Sub-Accounts will be established when the Deferred Amount would otherwise have been paid.

                    Section 2.02 Administrative Committee. “Administrative Committee” means the committee comprised of the Senior Vice President and Chief Human Resources Officer, Vice President and Treasurer, Vice President Employee Brand and Total Rewards, Director Strategic Leadership Total Rewards.

                    Section 2.03 Annual Incentive Award. “Annual Incentive Award” means the annual cash incentive payable to a Participant.

                    Section 2.04 Base Salary. “Base Salary” means the base salary of a Participant described in Section 4.01 (ii) of the Plan in effect at the time of the deferral rather than in effect at the time of the election to defer.

                    Section 2.05 Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article VIII.

                    Section 2.06 Board. “Board” means the Board of Directors of Pitney Bowes Inc.

                    Section 2.07 CIU Award. “CIU Award” means any Cash Incentive Unit Award granted pursuant to the long-term incentive program under the Pitney Bowes Inc. Key Employees’ Incentive Plan (as amended and restated as of February 12, 2001).

                    Section 2.08 Change of Control. For purposes of this Plan, a “Change of Control” shall be deemed to have occurred if:

(i) there is an acquisition, in anyone transaction or a series of transactions, other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or

(ii) individuals who, as of January 1, 2002, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 2002, whose election, or nomination for election by Pitney Bowes’ shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Pitney Bowes Inc. (as such terms are used in Rule 14(a)(11) or Regulation 14A promulgated under the

Exchange Act); or

(iii) there occurs either (a) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or (b) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation of dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.

                    Section 2.09 Common Stock. “Common Stock” means the common stock of Pitney Bowes Inc.

                    Section 2.10 Company. “Company” means Pitney Bowes Inc., its successors, any subsidiary or affiliated organizations authorized by the Board or the Executive Committee to participate in the Plan and any organization into which or with which Pitney Bowes Inc. may merge or consolidate or to which all or substantially all of its assets may be transferred.

                    Section 2.11 Consideration Shares. “Consideration Shares” means shares of Common Stock owned by the Participant for a period of at least six months prior to the Date of Exercise, and having a Fair Market Value equal to the exercise price for the number of Option Shares to be exercised.

                    Section 2.12 Date of Exercise. “Date of Exercise” means the date on which an Option is considered to be exercised.

                    Section 2.13 Deferral Account. “Deferral Account” means the total of all SubAccounts maintained on the books of the Company by the Administrative Committee for each Participant to reflect deferral of Eligible Compensation, adjusted for hypothetical gains, earnings, dividends, losses, distributions, withdrawals and other similar activity other than gains with· respect to stock options granted pursuant to deferrals made under the Plan.

                    Section 2.14 Deferral Period. “Deferral Period” means the period beginning on the date the Eligible Compensation would otherwise have been paid or, in the case of Gain Shares, on the Date of Exercise, and ending on the earlier of (i) the Participant’s Retirement and (ii) the last day of the period during which the Participant elected to defer current enjoyment and distribution of the Eligible Compensation and Gain Shares

                    Section 2.15 Deferred Amount. “Deferred Amount” means the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan.

                    Section 2.16 Disability. “Disability” means eligibility for disability benefits under the terms of the Company’s Long-Term Disability Plan as in effect from time to time.

                    Section 2.17 Eligible Compensation. “Eligible Compensation” means any cash award otherwise payable as annual incentive compensation or a CIU Award by the Company to a Participant with respect to a Plan Year or a performance period pursuant to the Pitney Bowes Inc. Key Employees’ Incentive Plan or, effective January 1, 2000, Base Salary otherwise payable to the Participant.

                    Section 2.18 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

                    Section 2.19 Executive Committee. “Executive Committee” means the Executive Compensation Committee of the Board.

                    Section 2.20 Fair Market Value. “Fair Market Value” of a share of Common Stock means the closing price of the Common Stock on the New York Stock Exchange on the most recent day on which the Common Stock was so traded that precedes the date as of which Fair Market Value is to be determined.

                    Section 2.21 Form of Payment. “Form of Payment” means, with respect to InService Distributions, payment in one lump sum or in 5 annual installments, and with respect to Retirement distributions, payments in a lump sum, a partial lump sum, and/or in annual installments of 5, 10 or 15 years.

                    Section 2.22 Gain Shares. “Gain Shares” means the shares of Common Stock resulting from the exercise of any option pursuant to Article V.

                    Section 2.23 Gain Share Account. “Gain Share Account” means the account maintained on the books of the Company by the Administrative Committee for the Participant to reflect the number of Phantom Share Units related to Gains Shares, adjusted for hypothetical gains, earnings, dividends, losses, distributions, withdrawals and other similar activity.

                    Section 2.24 In-Service Distribution. “In-Service Distribution” means a payment by the Company to the Participant following a date elected by the Participant (the InService Distribution Date) of the amount represented by the Account balance in the In-Service Fund Sub-Account or In-Service Option Sub-Account pertaining to that In-Service Distribution. In-Service Distributions shall be made in accordance with Participants’ In-Service Distribution Form of Payment election.

                    Section 2.25 In-Service Fund Sub-Account. “In-Service Fund Sub-Account” or “Fund Sub-Account” means an Account created to track Deferred Amounts allocated to hypothetical investments other than Options, and hypothetical earnings thereon, which the Participant elects to receive as an In-Service Distribution.

                    Section 2.26 In-Service Option Sub-Account. “In-Service Option Sub- Account” or “Option Sub-Account” is an Account created to track Deferred Amounts allocated to Options.

                    Section 2.27 Option. “Option” means an option to acquire shares of Common Stock granted pursuant to the Pitney Bowes Stock Option Plan as amended and restated January, 2002 or any predecessor or successor thereto.

                    Section 2.28 Option Expiration Date. “Option Expiration Date” means the last day of the option term.

                    Section 2.29 Option Share. “Option Share” means a share of Common Stock acquired (or deferred hereunder) pursuant to the exercise of an Option.

                    Section 2.30 PBIP. “PBIP” means the Pitney Bowes’ Performance Based Compensation Incentive Program, or any successor thereto, and the “PBIP-like” compensation incentive program, or any successor thereto.

                    Section 2.31 Participant. “Participant” means any individual who is eligible to participate in this Plan and who elects to participate by filing a Participation Agreement or Stock Option Gain Agreement as provided in Article N.

                    Section 2.32 Participation Agreement. “Participation Agreement” means an agreement filed by a Participant in accordance with Article N.

                    Section 2.33 Phantom Share Fund. “Phantom Share Fund” means the hypothetical investment fund under the Plan which is comprised of Phantom Share Units and which is intended to mirror investment in Common Stock, including deemed reinvestment of dividends thereon.

                    Section 2.34 Phantom Share Unit. “Phantom Share Unit” means the accounting units established hereunder to track a Participant’s hypothetical interest in the Phantom Share Fund.

                    Section 2.35 Plan Year. “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31; provided that the first Plan Year shall be the partial year beginning on September 9, 1996 and ending on December 31, 1996.

                    Section 2.36 Retirement. “Retirement” means retirement of a Participant from the Company after attaining age 65 or 55 with at least ten years of service (in accordance with the method of determining retirement under the Pitney Bowes Pension Plan).

                    Section 2.37 Retirement Sub-Account. “Retirement Sub-Account” means an Account created to track all Deferred Amounts, and hypothetical earnings thereon, that Participants elect to receive upon Retirement or are otherwise not credited to an In-Service SubAccount or to an Option Sub-Account.

                    Section 2.38 Stock Option Gain Agreement. “Stock Option Gain Agreement” means an agreement filed by a Participant in accordance with Article V intended to defer taxation of the gain from the exercise of an Option.

                    Section 2.39 Sub-Account. “Sub-Account” means an Account that is a portion of the Deferral Account created and maintained for purposes of enabling different allocation elections (among hypothetical investment funds), different Form of Payment elections, and different distribution dates, or for other reasons deemed necessary by the Administrative Committee to properly administer the Plan.

                    Section 2.40 Termination of Employment. “Termination of Employment” means the cessation of a Participant’s services as a full-time employee of the Company and its affiliates for any reason other than Retirement.

                    Section 2.41 Unforeseeable Emergency. “Unforeseeable Emergency” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

                    Section 2.42 Valuation Date. “Valuation Date” means the last day of the calendar month immediately preceding a distribution triggering event (e.g. an In-Service Distribution Date, the end of an Option Sub-Account Deferral Period, Retirement, Termination of Employment, Death, or Disability) or such other date as the Administrative Committee in its sole discretion may determine.

ARTICLE III

ADMINISTRATION

                    Section 3.01 Executive and Administrative Committees; Duties. The Executive Committee shall administer this Plan and shall be the named fiduciary of this Plan. A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Executive Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Executive Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

                    The Executive Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other fiduciary of this Plan by the Executive Committee. The Executive Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Executive Committee shall be conclusive and binding on the Company, Participants and Beneficiaries.

                    The Executive Committee has delegated to the Administrative Committee responsibility for performing certain administrative and ministerial functions under this Plan. The Administrative Committee shall be responsible for determining in the first instance issues related to eligibility, deemed investment choices, determination and distribution of Account balances, crediting of hypothetical earnings and debiting of hypothetical losses, in-service withdrawals, deferral elections and any other duties concerning the day-to-day operation of the Plan. The Executive Committee shall have discretion to delegate to the Administrative Committee such additional duties as it may determine. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

                    Neither the Executive Committee nor a member of the Board nor any member of the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Executive Committee and the Administrative Committee shall keep records of all of their respective proceedings and the Administrative Committee shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

                    The Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Company (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Executive Committee and the Administrative Committee against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company.

                    Any expense incurred by the Company, the Executive Committee or the Administrative Committee relative to the administration of this Plan shall be paid by the Company.

                    Section 3.02 Claim Procedure. If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Administrative Committee. If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee shall inform the claimant in writing of such determination and the reasons therefore in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of the claim unless the Administrative Committee determines that additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedure set forth below in the event the claimant desires to contest the denial of the claim. Such notice shall further inform the claimant of his or her right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal. The claimant may within 90 days thereafter submit in writing to the Administrative Committee a notice that the claimant contests the denial of his or her claims and desires a further review by the Executive Committee. The Executive Committee shall within 60 days thereafter review the claim and authorize the claimant to review relevant documents and submit issues, comments, documents and other information relating to the claim to the Executive Committee. The Executive Committee will render a final decision on behalf of the Company with specific reasons therefore in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Chairperson of the Executive Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the claimant. If the claim is denied, wholly or in part, the notice shall further include specific references to the pertinent Plan provisions on which the denial is based, shall include a statement that the claimant is entitled to receive or review, upon request, documents relevant to the claim, and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a). If the Committee fails to respond to a claim filed in accordance with the foregoing within 60 days or. any such extended period, the Company shall be deemed to have denied the claim.

ARTICLE IV

PARTICIPATION AND DEFERRAL OF ELIGIBLE COMPENSATION

                    Section 4.01 Participation. Participation in the Plan shall be limited to executives who

(a)	meet such eligibility criteria as the Executive Committee shall establish from time to time,

(b)	in the case of deferral of Base Salary, are individuals whose compensation may be subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code, as amended, and

(c)	elect to Participate in the Plan by filing a Participation Agreement or a Stock Option Gain Agreement with the Administrative Committee. A Participation Agreement must be filed

(i) with respect to an Annual Incentive Award, prior to the December 1st immediately preceding the Plan Year with respect to which the award relates and

(ii) with respect to a CIU Award, prior to the December 1st that occurs during the year prior to the last year of the performance period to which the award relates.

Prior to January 1, 2001, the term “PBC award” was used to describe the annual incentive award that could be offered under the Plan. The Participation Agreement for deferral of awards and CIU Awards that would otherwise be payable in 1997 was required to be filed no later than December 1, 1996. The Administrative Committee shall have the discretion to establish special deadlines regarding the filing of Participation Agreements for specified groups of Participants.

Section 4.02 Contents of Participation Agreement. Each Participation Agreement shall set forth:

(i) the Deferred Amount, expressed as either a dollar amount or a percentage of the total Eligible Compensation for such Plan Year or performance period; provided, that the minimum Deferred Amount for any Plan Year or performance period shall not be less than $2,000;

(ii) the In-Service Distribution Date(s) and/or Deferral Period for portions, or all, of the Deferred Amount, which is not to be less than three years,

(iii) the Form of Payment for In-Service Distributions and Retirement distribution;

(iv) investment selections made by the Participant in hypothetical investment funds under the Plan; and

(v) and any other item determined to be appropriate by the Administrative Committee.

                    Section 4.03 In-Service Distributions. An In-Service Distribution election shall pertain to such portion of the Deferred Amount as elected by the Participant and shall cause a Fund Sub-Account or an Option Sub-Account, as the case may be, to be established (unless such Sub-Account already exists), to which such portion of Deferred Amount shall be credited. In the event an In-Service Sub-Account has already been established for the In-Service Distribution Date referred to in the deferral election, such portion of the Deferred Amount shall be credited to the existing In-Service Sub-Account.

(a)	A Participant may maintain up to four (4) Fund Sub-Accounts and an unlimited number of Option Sub-Accounts.

(b)	The minimum Deferral Period for an In-Service Distribution is three years.

(c)	A Participant may change an In-Service Distribution Date or Form of Payment once only, as follows:

(i) An In-Service Distribution Date extension may be requested by submitting a new Participation Agreement or such other form as may be provided for InService Distribution Date extensions by the Administrative Committee (or completing and electronically submitting the appropriate screen on the Participant website, when available) at any time, so long as the date that such form is submitted is at least twelve (12) months prior to the In-Service Distribution Date being extended; and

(ii) The In-Service Distribution Date may be extended to a subsequent year (and must be extended by at least one year), but it may not be accelerated (made to occur sooner than the original date). An extension of an In-Service Distribution Date corresponding to an Option Sub-Account will not extend the Option term.

(iii) In-Service Distribution Dates corresponding to Fund Sub-Accounts may be cancelled, even after an extension. A cancellation of such an In-Service Distribution Date shall cause the Fund Sub-Account associated with it to be combined with the Retirement Sub-Account.

(iv) In-Service Distribution Dates corresponding to Option Sub-Accounts may not be cancelled.

(v) Extending or canceling an In-Service Distribution Date in accordance with the Plan is specific to the In-Service Distribution to which it refers, and shall not affect other In-Service Distribution Dates or the ability of the Participant to make new In-Service Distribution elections with respect to new Deferred Amounts (except to the extent the maximum number of In-Service Fund Sub-Accounts are already established).

(vi) With the exception that Fund Sub-Account cancellations do not count as a change, only one change may be made for each In Service Sub-Account. More than one change (that is otherwise permitted under the Plan) may be made if made concurrently with other permissible changes (e.g. a Form of Payment change may be made in the same request as a request for a date extension). If made separately, any change (other than a cancellation of a Fund Sub-Account) constitutes a change to the In-Service Distribution and thereby extinguishes a Participant’s right to request any additional change at another time.

(d)	Any portion of a Deferred Amount not credited to an Fund Sub-Account or an Option Sub-Account will be credited to the Retirement Sub-Account.

(e)

The Participation Agreement shall also indicate the Participant’s Form of Payment election for each In-Service Distribution Date. Permitted payment schedules for In-Service Distributions are a single lump sum or five (5) annual installment payments.

(f)

In-Service Distributions corresponding to Fund Sub-Accounts shall be accelerated in the event of Retirement or Termination of Employment. In the event Retirement occurs prior to an In-Service Distribution Date, or prior to the completion of payment of an In-Service Distribution (in the case of installment payments) with respect to an Fund Sub-Account, the remaining balances in the Fund Sub-Accounts shall be added to the Retirement Sub-Account. Payments shall thereafter be made by the Company in accordance with Plan provisions regarding Retirement or Termination of Employment, as the case may be.

(g)

In-Service Distributions corresponding to In-Service Option Sub-Accounts shall not be accelerated in the event of Retirement, but shall be accelerated in the event of Termination of Employment, death, or Disability prior to Retirement.

Section 4.04 Options and Deferral Periods.

(a)

A Participant may allocate a portion, or all, of a Deferred Amount to options, if such hypothetical investment is made available by the Executive Committee (see Section 7.02(c)). When a Participant allocates Deferred Amounts to Options, the Participant must elect a Deferral Period, which must be at least three years but no more than ten years beginning on the date the Deferred Amount (or last installment of the Deferred Amount in the case of salary), is credited to the Deferral Account. The Deferral Period will also determine the term of the Option; however, if the minimum Deferral Period of three years is chosen, then the Option term will be four years.

(b)	The allocation to Options and establishment of a corresponding Deferral Period creates an Option Sub-Account. There is no limit on the number of Option SubAccounts which a Participant may maintain.

(c)

Option Sub-Accounts established prior to January 1, 2004 will be accelerated and combined with Retirement payments in progress (or, if none, then paid in accordance with the Participant’s Fonn of Payment election for the Option Sub-Account) in the event of exercise of the Option following Retirement. For Option Sub-Accounts established on or after January 1, 2004, Option Sub-Account distributions shall not be accelerated due to Retirement or exercise of the Option following Retirement.

                    Section 4.05 Changes to Participation Agreement. Provisions of a Participation Agreement pertaining to the amount and source (e.g. salary, specific award, etc.) of Deferred Amounts may not be amended or revoked after the beginning of the Plan Year to which they pertain. Changes to the In-Service Distribution Dates, and Form of Payment elections for In-Service Distributions and Retirement distributions may be made in accordance with provisions in applicable Sections of the Plan.

                    Section 4.06 Reduction in Deferred Amount for Tax Withholding. The foregoing provisions of this Article IV notwithstanding, in the event a Participant’s deferral election results in insufficient non-deferred compensation from which to withhold taxes in accordance with applicable law, the Deferred Amount shall be reduced as necessary to allow the Company to satisfy tax withholding requirements.

ARTICLE V

STOCK OPTION GAIN DEFERRALS

                    Section 5.01 In General. Subject to provisions of this Article V, .Participants may elect to defer receipt and distribution of the gain related to Gain Shares until the end of an elected Deferral Period by filing with the Administrative Committee a Stock Option Gain Agreement. The stock option gain deferral features of the Plan are effective for deferral elections made on or after September 14, 1998. The deferral of gain related to Gain Shares, as described in Article V and other related provisions of the Plan, shall be available only to Participants who are employees of the Company at the time the Participant files a Stock Option Gain Agreement.

                    Section 5.02 Timing of Filing Stock Option Gain Agreement. A Stock Option Gain Agreement must be filed at least six months prior to the Date of Exercise, prior to the calendar year in which occurs the Date of Exercise and no later than the day before the first day of the six month period ending on the Option Expiration Date.

                    Section 5.03 Contents of Stock Option Gain Agreement. Each Stock Option Gain Agreement shall set forth: (i) the number of Option Shares to be exercised in connection with the deferrals hereunder; (ii) the date of grant of the Option Shares; (iii) the Deferral Period, which is not to be less than three years; (iv) the Form of Payment; and (v) any other item determined to be appropriate by the Administrative Committee. A Participant may elect to defer gain on Option Shares in increments of 25%, 50%,

75% or 100% of the number of Option Shares awarded on a particular date of grant.

                    Section 5.04 Manner of Exercising Option Shares. A Participant who desires to exercise an Option and to defer current receipt and distribution of the gain related to Gain Shares must follow the procedures and requirements that are applicable to the Option under the Pitney Bowes Stock Plan as amended and restated, January 1, 2002, including the procedures and requirements relating to the exercise of an Option; provided, however, that in the case of a deferral of Gain Shares under this Plan, the Participant shall only be permitted to tender Consideration Shares to pay the entire exercise price for any exercised Option. Notwithstanding the foregoing, the Administrative Committee may in its discretion accept the Participant’s attestation that he or she owns the number of Consideration Shares necessary to effectuate the stock swap contemplated hereunder. The attestation method or any other procedure accepted by the Administrative Committee shall be consistent with applicable legal authority regarding the tax - free treatment of such a transaction.

                    Section 5.05 Determination of Gain Shares. Upon exercise of an Option, the gain of which the Participant has elected to defer hereunder, Gain Shares resulting from such exercise shall be determined as follows: (i) the aggregate exercise price for all exercised Option Shares shall be determined; (ii) the number of Consideration Shares needed to pay the exercise price for such Option Shares shall be determined; (iii) the difference between the number of exercised Option Shares and the number of Consideration Shares shall be the number of Gain Shares resulting from such exercise. Any fractional Gain Share that results from the computations hereunder shall be rounded up to the nearest whole number.

                    Section 5.06 Conversion of Gain Shares to Phantom Stock Units. As of the Date of Exercise, Gain Shares shall be converted to Phantom Share Units by dividing the amount of the aggregate Fair Market Value of the Gain Shares as of the Date of Exercise by the Fair Market Value of one share of Common Stock as of the Date of Exercise. The resulting number of Phantom Share Units shall be credited to the Participant’s Gain Share Account. Any fractional Phantom Share Unit that results from the computations hereunder shall be rounded up to the nearest whole number.

                    Section 5.07 Changes to the Stock Option Gain Agreement. A Stock Option Gain Agreement may not be amended or revoked after the day on which it is filed with the Administrative Committee, except that the Deferral Period may be extended if an amended Stock Option Gain Agreement is filed with the Administrative Committee at least one full calendar year before the Deferral Period (as in effect before such amendment) ends; provided, that only one such amended Stock Option Deferral Agreement may be filed with respect to each Agreement.

                    Section 5.08 Failure to Properly Exercise. If a Participant who has made a valid election under this Article V to defer the gain related to Gain Shares and if the Option expires without a proper exercise of the Option by the Participant or if the Participant fails to properly tender the Consideration Shares by the last day of the Option term, the Participant shall forfeit any opportunity to exercise the Option and the Option shall be cancelled as of the end of the last business day of the Option term.

ARTICLE VI

DEFERRAL OF ELIGIBLE COMPENSATION AND GAIN SHARES

                    Section 6.01 Elective Deferred Incentive Compensation. The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited by the Administrative Committee to the Participant’s Deferral Account or Sub-Account as and when such Deferred Amount would otherwise have been paid to the Participant. To the extent that the Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of compensation to the Participant that is not deferred under this Plan. In the event a Participant’s deferral election results in insufficient non-deferred compensation from which to withhold taxes in accordance with applicable law, the Deferred Amount shall be reduced as necessary to allow the Company to satisfy tax withholding requirements.

                    Section 6.02 Vesting of Accounts. Except as provided in Section 8.06, a Participant shall be 100% vested in his/her Account at all times.

                    Section 6.03 Gain Shares. The gain from the exercise of the Option which the Participant elects to defer under the Plan as Phantom Share Units shall be credited by the Administrative Committee to the Participant’s Gain Share Account as of the Date of Exercise.

ARTICLE VII

MAINTENANCE AND INVESTMENT OF ACCOUNTS

                    Section 7.01 Maintenance of Accounts. A Deferral Account and a Gain Share Account, shall be separately maintained for each Participant in accordance with their Participation Agreements and Stock Option Gain Agreements. A Participant’s interest in his/her Account, and all Sub-Accounts, shall be comprised of the deemed investments in the deemed investment funds offered under the Plan (including the Phantom Share Fund); provided, however, the Gain Share Account shall only reflect the Participant’s interest in the Phantom Share Fund. A Participant’s Account or Sub-Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. Accounts and Sub-Accounts shall be valued daily and balances shall be available on the Participant web site and in quarterly statements sent to Participants. For purposes of distributions, the Administrative Committee shall determine the balance of each Account, and Sub-Account, as of each Valuation Date.

                    Section 7.02 Investment Choices.

(a)

Subject to Section 7.02(d), the Executive Committee shall permit the Participant to elect to have his/her Deferred Amounts and Deferral Account deemed to be invested in one or more of the deemed investment funds offered under the Plan, selecting among the investment choices, as determined by the Executive Committee from time to time, and in accordance with such rules, regulations and procedures as the Executive Committee may establish from time to time. A Participant may elect different hypothetical investment funds for each Sub-Account. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferred Amounts are credited to his/her Deferral Account or Sub-Account(s); provided, however, that with respect to a Participant who is participating in the Plan as a “PBJP-like” employee whose incentive award is determined on other than an annual basis, Deferred Amounts shall not be considered to be invested until January 1 following the Plan Year to which the Deferred Amount relates. Upon the Termination of Employment of a Participant who is participating in the Plan as a “PBC-like” employee, amounts credited to his/her Deferral Account for which earnings or losses have not begun to accrue as provided herein at the time of such Termination of Employment shall be paid Deferred Amount in cash in one lump sum without regard to any earnings or losses. Notwithstanding anything to the contrary in this Plan, if a Change of Control occurs within three years of the initial crediting of such Deferred Amounts to the Deferral Account, the net cumulative earnings with respect to such Deferred Amounts shall be based on the greater of (i) rate of return based on the actual investment elections of the Participant and (ii) the rate of return corresponding to the MaNY Money Market Fund Rate of Return or such other competitive money market fund rate designated by the Executive Committee, in its sole discretion.

(b)

(i) Phantom Share Units shall be deemed to be invested in shares of Common Stock and shall comprise the Phantom Share Fund. Deferred Amounts that are deemed to be invested in the Phantom Share Fund and Gain Shares shall be converted into Phantom Share Units based upon the Fair Market Value of the Common Stock on the date(s) the Deferred Amounts or Gain Shares are to be credited to the Deferral Account or Gain Share Account, as the case may be. Gain Shares shall be converted into Phantom Stock Units in accordance with Section 5.06. Amounts allocated to the Gain Share Account shall remain hypothetically invested in the Phantom Share Fund at all times.

(ii) The portion of any Deferral Account that is invested in the Phantom Share Fund and the entire portion of the Gain Share Account shall be credited, as of each Valuation Date, with additional Phantom Share Units related to cash dividends paid on the Common Stock with record dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date, as follows. The credit shall be for a number of Phantom Share Units equal to the amount of the aggregate deemed dividend payments on the Phantom Share Units as of the record date, divided by the Fair Market Value of one share of Common Stock determined as of the record date, rounded up to the next whole share.

(iii) In the event of a stock dividend, split-up or combination of the- Common Stock, merger, consolidation, reorganization, recapitalization, or other change in the corporate structure or capitalization affecting the Common Stock, such that an adjustment is determined by the Executive Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Executive Committee may make appropriate adjustments to the number of Phantom Share Units credited to the Deferral Account and Gain Share Account. The determination of the Executive Committee as to such adjustments, if any, to be made shall be conclusive.

(iv) Notwithstanding any other provision of this Plan, the Executive Committee shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to his or her Deferral Account and Gain Share Account is not deemed to be a nonexempt purchase for purposes of such Section 16(b), including without limitation requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account or Gain Share Account, as the case may be. This Plan will conform in all relevant respects to the provisions of Sarbanes-Oxley Act of 2002.

(c)

The Executive Committee may authorize Options as an investment choice under the Plan. The terms and conditions under which Options may be made available as an investment choice shall be determined and communicated by the Executive Committee to Participants from time to time. Any Options issueable under the Plan will be made pursuant to the Pitney Bowes Stock Plan, as amended and restated, January 2002. For purposes of determining the value of Options at the time of grant, the Executive Committee shall use the method of fair market value used for other grants under the Pitney Bowes Stock Option Plan as amended and restated, January 2002. 0ptions shall not be a permitted investment choice with respect to the deferral of Base Salary under the Plan.

(d)

Except with respect to retirees who exercise Options after retirement based on deferrals made before January 1, 2003, no deemed investment return under the Plan shall be allocated to Option Sub-Accounts, prior to the last day of the Deferral Period pertaining to the Option Sub-Account. Upon the expiration of the Deferral Period, the Participant shall receive a distribution equal to the original Deferred Amount allocated to the Option, unless he or she has exercised the right to extend the Distribution Date pursuant to Section 4.03(c) of the Plan, in which case he/she shall be entitled to elect to have his/her Deferred Amounts related to the granting of such Options deemed to be invested in one or more of the hypothetical investment funds offered under the Plan effective as soon as practicable following the end of the original Deferral Period.

                    Section 7.03 Statement of Accounts. The Administrative Committee shall submit to each Participant quarterly statements of his/her Account, in such form as the Administrative Committee deems desirable, setting forth the balance to the credit of such Participant in his/her Deferral Account, including Sub-Accounts, and Gain Share Account as of the end of the most recently completed quarter.

ARTICLE VIII

BENEFITS

                    Section 8.01 Time and Form of Payment for In-Service Distributions and Gain Share Account Distributions.

(a)

At the end of the Deferral Period, the Company shall pay to the Participant the balance of the Fund Sub-Account, Option Sub-Account, or Gain Share Account, as the case may be, in accordance with the most current valid Form of Payment election pertaining to that Sub-Account or Gain Share Account on file with the Administration· Committee or, if none, then as a single lump sum. If the Deferral Period was extended, then the Company shall pay to the Participant the balance of the Sub-Account as soon as administratively practicable following the end of the extended Deferral Period in accordance with the Form of Payment election made by the Participant or, if none, then in a single lump sum. Amounts allocated to the Gain Share Account shall only be paid in the form of actual shares of Common Stock in one lump sum or installments in accordance with the Participant’s Stock Option Gain Agreement and applicable provisions of the Plan.

(b)

The most recent Participation Agreement or Stock Option Gain Agreement, as the case may be, making Form of Payment elections which is filed with the Administrative Committee at least twelve (12) months prior to an In-Service Distribution or Stock Option Gain distribution shall supersede all previous and subsequent Participation Agreements or Stock Option Gain Agreements, as the case may be, on file and the entire amount in the Participant’s Sub-Account shall be distributed in accordance with such Form of Payment elections; provided, however, that only a subsequent Stock Option Gain Agreement can supersede a prior Stock Option Gain Agreement and cannot supersede a prior Participation Agreement, and vice versa.

                    Section 8.02 Time and Form of Payment for Retirement Distributions.

(a)

In the event of Retirement, the Company shall distribute an amount equal to the balance in the Retirement Sub-Account together with remaining unpaid balances in all In-Service Sub-Accounts which do not correspond to Option Sub-Accounts (determined as of the applicable Valuation Date) to the Participant as soon as administratively practicable following the first day of the month following the date of Retirement in accordance with the most recent Form of Payment election made by the Participant which was filed at least twelve (12) months prior to the date of Retirement, or if none, then in five (5) annual installments.

(b)

Notwithstanding Section 8.02 (a) hereof, and in accordance with Section 4.04 (c) hereof, a Participant who meets the definition of Retirement who has been granted Options pursuant to Section 7.02 (c) hereof in connection with Deferred Amounts prior to January 1, 2004 shall have that portion of his/her Deferral Account that relates to the granting of such Options distributed at the earlier of (i) the Date of Exercise of such Options and (ii) the last day of the Option term. A Participant who meets the definition of Retirement who has been granted Options pursuant to Section 7.02 (c) hereof in connection with Deferred Amounts and who has established Option Sub-Accounts on or after January 1, 2004 shall have the balance of such Option Sub-Accounts distributed at the end of the Option term in accordance with distribution provisions in the Plan notwithstanding an earlier exercise of the Option. Such Deferred Amounts shall be distributed in accordance with the Form of Payment elected by the Participant in his/her Participation Agreement or with applicable provisions of the Plan; provided, however, that if the Deferred Amounts are to be distributed in installments, the Deferred Amounts related to the granting of Options shall be entirely distributed over the remaining installment schedule for Retirement distributions commencing with the next following installment payment due under the installment schedule. Any lump sum payment shall be paid as soon as practicable following the Date of Exercise of the Options or the last day of the Option term, as the case may be.

                    Section 8.03 Time and Form of Payment for Distributions Upon Termination of Employment. In the event of a Termination of Employment, the Company shall pay the balance in the Retirement Sub-Account and the remaining balance in any In-Service SubAccounts, valued as of the applicable Valuation Date, to the Participant in a single lump sum as soon as administratively practicable following the date of Termination of Employment.

                    Section 8.04 Time and Form of Payment for distributions upon death or Disability. In the event of death or Disability prior to Retirement or Termination of Employment, the Company shall pay the entire Deferral Account balance, including all remaining Sub-Account balances in a single lump sum to the Participant (in the event of Disability) or to the Beneficiary (in the event of death). In the event of death or Disability after Retirement, the Company shall continue to pay benefits in the same amounts and at the same time(s) as if the Participant had not died or become disabled; except that, in the case of death, such payments shall be paid to the Beneficiary.

Section 8.05 Miscellaneous Distribution Provisions. The foregoing provisions of this Article VIII notwithstanding:

(a)

if a Participant has elected to receive a distribution in the form of a full or partial lump sum, the Administrative Committee may in its discretion distribute all or a portion of the Deferred Amounts deemed to be invested in the Phantom Share Fund in the form of actual shares of Common Stock. Installment payments from the Deferral Account shall only be paid in cash. All full or partial lump sum distributions hereunder will be made as soon as practicable following· the In-Service Distribution Date, end of the Deferral Period, date of Retirement, date of Termination of Employment, or Death as the case may be, based on the most recent Valuation Date as of the distribution triggering event.

(b)

If the Participant has elected to receive payments in installments, each payment shall consist of an amount equal to (i) the balance of the Deferral Account, as of the most recent Valuation Date preceding the payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid). The first such installment shall be paid as soon as practicable after the distribution triggering event (e.g. In-Service Distribution Date, end of the Deferral Period, Retirement, etc.) as the case may be, and each subsequent installment shall be paid on or about the anniversary of such first payment. In the case of the In-Service and Retirement Sub-Accounts, each such installment shall be deemed made on a pro rata basis from each of the different deemed investments of such Sub-Accounts (if there is more than one such deemed investment).

(c)

In the event the balance in the Deferral Account (including all Sub-Accounts) is less than $50,000 at the time of the initial valuation immediately prior to the beginning of a Retirement distribution, then the Administrative Committee, in its sole discretion, may ignore the Form of Payment election made by the Participant and pay the benefit in a single lump sum.

                    Section 8.06 Hardship Withdrawals. Notwithstanding the provisions of Section 8.01 and any Participation Agreement or Stock Option Gain Agreement, as the case may be, a Participant shall be entitled to request early payment of all or part of the balance in his/her Deferral Account and Gain Share Account in the event of an Unforeseeable Emergency, in accordance with this Section 8.06. A distribution pursuant to this Section 8.06 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section 8.06 shall be made to the Administrative Committee in such form and in accordance with such procedures as the Administrative Committee shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 8.06 shall be made by the Administrative Committee. Distributions shall be made from In-Service and Option SubAccounts and Gain Share Accounts (beginning with the most distant) and then from the Retirement Sub-Account.

                    Section 8.07 Voluntary Early Withdrawal. Notwithstanding the provisions of Section 8.01 and any Participation Agreement or Stock Option Gain Agreement, a Participant shall be entitled to elect to withdraw all of the balances in his/her Deferral Account and Gain Share Account in accordance with this Section 8.07 by filing with the Administrative Committee such forms, in accordance with such procedures, as the. Administrative Committee shall determine from time to time. As soon as practicable after receipt of such form by the Administrative Committee, the Company shall pay an amount equal to ninety percent of the balance in such Participant’s Deferral Account(s) and ninety percent of any Gain Shares allocated to the Gain Share Account (determined as of the most recent Valuation Date preceding the date such election is filed) to the electing Participant in a lump sum in cash, or actual shares of Common Stock in the case of the Gain Share Account, and the Participant shall forfeit the remainder of such Deferral Account or Gain Share Account, as the case may be. The most recent Participation Agreement or the Stock Option Gain Agreement previously filed by a Participant who elects to make a withdrawal under this Section 8.07 shall be null and void as a result of a voluntary early withdrawal hereunder (including without limitation a Participation Agreement or the Stock Option Gain Agreement, as the case may be, with respect to Plan Years or performance periods that have not yet been completed). A Participant who does not have a Participation Agreement or Stock Option Gain Agreement on file at the time of the voluntary early withdrawal request shall not be permitted to file an additional Participation Agreement or Stock Option Gain Agreement for one year following the last day of the deferral election period immediately following the voluntary early withdrawal request. Distributions shall be made from In-Service or Option Sub-Accounts and Gain Share Accounts (beginning with the most distant) and then from the Retirement Sub-Account.

                    Section 8.08 Payments in Connection with Change of Control. Notwithstanding anything contained in this Plan to the contrary, upon a Change of Control, the Company shall immediately pay to each Participant in a lump sum in cash the balance in his/her Deferral Account or in actual shares of Common Stock in the case of the Gain Share Account (determined as of the most recent Valuation Date preceding the Change of Control).

                    Section 8.09 Withholding of Taxes. Notwithstanding any other provision of this Plan, the Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

                    Section 8.10 Modification of Payment Schedule. Notwithstanding anything herein to the contrary, the Committee may in its sole and exclusive discretion modify the method and timing of payment of Deferred Amounts as previously elected by the Participant based on circumstances it has identified as being in the best interests of the Company.

ARTICLE IX

BENEFICIARY DESIGNATION

                    Section 9.01 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries to receive the balance of his or her Account upon the Participant’s death. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.

                    Section 9.02 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.

ARTICLE X

AMENDMENT AND TERMINATION OF PLAN

                    Section 10.01 Amendment. The Board or the Executive Committee may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect except if such retroactivity does not cause a materially adverse financial effect.

                    Section 10.02 Company’s Right to Terminate. The Board or the Executive Committee may at any time terminate the Plan with respect to future Participation Agreements and Stock Option Gain Agreements. The Board or the Executive Committee may also terminate the Plan in its entirety or in part at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company, and upon any such termination, the Company shall immediately pay to each Participant in a lump sum the accrued balance in his Account (determined as of the most recent Valuation Date preceding the termination date).

ARTICLE XI

MISCELLANEOUS

                    Section 11.01 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

                    Section 11.02 Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

                    Section 11.03 Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                    Section 11.04 Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Connecticut, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

                    Section 11.05 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant’s employment or the policies of the Company and its affiliates regarding termination of employment.

                    Section 11.06 Underlying Incentive Plans and Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the incentive plans and programs, including the Pitney Bowes Inc. Key Employees’ Incentive Plan pursuant to which cash awards are earned and which are deferred under this Plan and the Pitney Bowes Stock Option Plan as amended and restated, January, 2002

                    Section 11.07 Severance. Notwithstanding anything to the contrary herein the Executive Committee may, in its sole and exclusive discretion, determine that the Accounts of a Participant who has incurred a Termination of Employment and who receives or will receive severance payments from the Company shall be paid in installments, at such intervals as the Executive Committee may decide.

                    Section 11.08 Termination of Employment. Upon Termination of Employment, Disability or death, a Participant shall forfeit all rights and entitlements to actively participate in the Plan, including the opportunity to make further deferral elections of Eligible Compensation, gain on related Gain Shares, direction of deemed investment funds and any other activities offered to active Participants, unless the Administrative Committee in its sole discretion decides otherwise.